Exhibit 99.1

MVC Capital Names Scott J. Schuenke New Chief Financial Officer

Succeeds Peter F. Seidenberg, Who Remains a Senior Investment Professional with MVC

PURCHASE, N.Y.—July 29, 2013—MVC Capital, Inc. (NYSE: MVC) (the "Fund"), a publicly traded business development company that makes private debt and equity investments, announced today that the Board of Directors has appointed Scott J. Schuenke, CPA and MBA to the role of Chief Financial Officer, effective November 1, 2013.

Mr. Schuenke succeeds current CFO, Peter Seidenberg, who will transition into a full-time role as a senior investment professional with MVC Capital.  Mr. Seidenberg will remain CFO of MVC Capital through the end of fiscal 2013, working closely with Mr. Schuenke to ensure a smooth transition of responsibilities.

“Scott’s skills and background in all aspects of corporate finance and his years of experience with MVC will serve him and our shareholders well as we transition the strategy of the Fund,” said Peter Seidenberg, current CFO of MVC Capital and Managing Director of The Tokarz Group Advisers, LLC. “Scott’s work over the last eight years has been impressive and I am looking forward to continuing to work with him in our new roles.  I am proud to transition the CFO role to Scott as he becomes more and more active with the investment community.”

“Scott’s role as CFO is a well-earned transition and reflects the culmination of years of exemplary work and increasing responsibilities as Corporate Controller,” said Michael Tokarz, Chairman and Portfolio Manager of MVC Capital.  "The appointment of Scott to Chief Financial Officer and Peter to a full-time senior investment professional is a natural progression for Scott and Peter that should benefit MVC shareholders.”

Mr. Schuenke has served as Corporate Controller and Chief Compliance Officer of MVC Capital since 2004.  During his tenure at MVC, he has been working closely with Mr. Seidenberg on all aspects of managing the financial operations including organizing the Company’s financial audit, preparing quarterly and annual financial projections, performing portfolio analysis, overseeing the valuation process consistent with ASC 820, in addition to  serving on a team responsible for all new debt and equity offerings.  Mr. Schuenke has spent years providing financial expertise and guidance to various MVC portfolio companies and served as interim CFO of one of MVC’s largest investments.

Before joining MVC Capital, Mr. Schuenke was a compliance officer for U.S. Bancorp Fund Services.  Mr. Schuenke holds a Master of Business Administration degree from the Kellogg School of Management at Northwestern University, a Master of Public Accountancy from the University of Wisconsin, Whitewater, and a Bachelor of Business Administration degree from the University of Wisconsin, Milwaukee.  Mr. Schuenke has been a CPA since 2004.

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About MVC Capital, Inc.

MVC Capital, Inc. is a business development company traded on the New York Stock Exchange that provides long-term debt and equity investment capital to fund growth, acquisitions and recapitalizations of companies in a variety of industries.

Forward-Looking Statements

The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the company's periodic filings with the Securities and Exchange Commission.

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Jackie Rothchild
MVC Capital, Inc.
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or
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